Exhibit 10.4

TAX RECEIVABLE AGREEMENT

among

AVEON HOLDINGS I GP INC.,

AVEON HOLDINGS I L.P.

and

THE AVEON HOLDINGS I LIMITED PARTNERS FROM

TIME TO TIME PARTY HERETO

Dated as of             , 2010

i

Section 7.11	Affiliated Corporations of Other Aveon Holdings General Partners; Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	18
Section 7.12	Confidentiality	19
Section 7.13	Change in Law	20
Section 7.14	Partnership Agreement	21
Section 7.15	Partnerships	21
Section 7.16	Headings	21

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of                     , 2010, is hereby entered into by and among Aveon Holdings I GP Inc., a Delaware corporation (the “Corporate Taxpayer”), Aveon Holdings I L.P., a Delaware limited partnership (the “Aveon Holdings I,” and together with all other Persons (as defined herein) in which the Corporate Taxpayer acquires a partnership interest, member interest or similar interest after the date hereof and who executes and delivers a joinder contemplated in Section 7.15, the “Partnerships”), each of the undersigned parties hereto identified as “Limited Partners,” and each of the successors and assigns thereto.

WHEREAS, the Limited Partners hold limited partner interests (“Partnership Units”) in each of the Partnerships, each of which is treated as a partnership for United States federal income tax purposes, and the Corporate Taxpayer is the general partner of the Partnerships;

WHEREAS, the Partnerships acquired or will acquire interests in certain investment fund manager affiliates (the “Initial Acquisitions”) as described in the Form S-1 Registration Statement of The Aveon Group L.P., a Delaware limited partnership (the “Parent”);

WHEREAS, the Partnership Units, together with limited partner interests in the other Aveon Holdings Partnerships (as defined below), are exchangeable for Common Units in the Parent (“Common Units”) pursuant to the provisions of the Exchange Agreement (as defined below);

WHEREAS, the Partnerships and each of their direct and indirect subsidiaries treated as a partnership for United States federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an exchange of Partnership Units for Common Units or other consideration pursuant to the Exchange Agreement (an “Exchange”) occurs, which elections are intended generally to result in an adjustment to the tax basis of the assets owned by the Partnerships (solely with respect to the Corporate Taxpayer) at the time of an Exchange (such time, the “Exchange Date”) by reason of the Exchange and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by (i) the Basis Adjustment (as defined below) and (ii) the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, a Partnership becomes an entity that is disregarded as separate from its owner for tax purposes) or under Sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, a Partnership remains in existence as an entity for United States federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of an Exchange and the payments made pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Partnership Units shall be determined without regard to any Pre-Exchange Transfer (other than the Initial Acquisitions) of such Partnership Units and as if any such Pre-Exchange Transfer had not occurred.

“Aveon Holdings General Partners” means, collectively, the Corporate Taxpayer, Aveon Holdings II GP L.P., a Delaware limited partnership (“Aveon Holdings GP II”), and Aveon Holdings III GP L.P., a Québec société en commandite (“Aveon Holdings GP III”).

“Aveon Holdings Partnerships” means, collectively, Aveon Holdings I, Aveon Holdings II L.P., a Québec société en commandite (“Aveon Holdings II”), and Aveon Holdings III L.P., a Québec société en commandite (“Aveon Holdings III”).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change in Tax Law” is defined in Section 7.13 of this Agreement.

“Change of Control” means the occurrence of any Person, other than a Person approved by the current General Partner, becoming the general partner of the Parent.

“Common Units” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Recitals of this Agreement.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, among the Parent, the Aveon Holdings Partnerships and the limited partners of the Aveon Holdings Partnerships from time to time.

“Exchange Basis Schedule” is defined in Section 2.1 of this Agreement.

“Exchange Date” is defined in the Recitals of this Agreement.

“Excluded Assets” is defined in Section 7.11(c) of this Agreement.

“Expert” is defined in Section 7.9 of this Agreement.

“General Partner” means Aveon Management L.L.C., a Delaware limited liability company and the general partner of the Parent.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, any Partnership, but only with respect to Taxes imposed on such Partnership and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent), in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (i) using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Schedule including amendments thereto for the Taxable Year and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“Independent Directors” means             ,             ,              and any other member of the board of directors of the General Partner who is not affiliated with the Parent or the Corporate Taxpayer and who is neither a current officer nor a former officer of the Parent, the Corporate Taxpayer or any of their Subsidiaries.

“Initial Acquisitions” is defined in the Recitals of this Agreement.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Limited Partner” means each Person that is as of the date of this Agreement or becomes from time to time a limited partner of a Partnership pursuant to the terms of the Partnership Agreement including, for the avoidance of doubt, any Person to whom Founding Investors, LLC distributes Partnership Units.

“Market Value” shall mean the closing price of the Common Units on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Common Units are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Common Units on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Common Units are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Common Units are not then listed on a national securities exchange or interdealer quotation system, the Market Value shall mean the cash consideration paid for Common Units, or the fair market value of the other property delivered for Common Units, as determined by the board of directors of the General Partner in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Parent” is defined in the Recitals of this Agreement.

“Partnerships” is defined in the Recitals of this Agreement.

“Partnership Agreement” means, with respect to a Partnership, the Amended and Restated Limited Partnership Agreement of such Partnership.

“Partnership Units” is defined in the Recitals of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Limited Partner) or distribution in respect of one or more Partnership Units (i) that occurs prior to an Exchange of such Partnership Units, and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Qualified Tax Advisor” means Paul, Weiss, Rifkind, Wharton & Garrison LLP or any other law firm that is nationally recognized as being expert in Tax matters and that is reasonably acceptable to the Corporate Taxpayer.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, any Partnership, but only with respect to Taxes imposed on such Partnership and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, any Partnership, but only with respect to Taxes imposed on such Partnership and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such Taxable Year, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by the Partnerships, or by any of their direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Exchange Date in which there is a Basis Adjustment due to an Exchange.

“Taxes” means any and all United States federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Partnership Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) the United States federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporate Taxpayer on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets will be disposed of (A) with respect to private equity fund related assets, pro-rata over the number of years remaining under the original fund agreement until expected liquidation (without extensions) of the applicable fund (or, if such expected liquidation date has passed, on the Early Termination Date) and (B) with respect to all other assets, on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), and (5) if, at the Early Termination Date, there are Partnership Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Common Units and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment. Within 180 calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for each Taxable Year in which any Exchange has been effected, the Corporate Taxpayer shall deliver to the applicable Limited Partner a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each Exchanging party, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable.

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 180 calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to the applicable Limited Partner a schedule showing, in reasonable detail and, at the request of the applicable Limited Partner, with respect to each separate Exchange, the calculation of the Realized Tax Benefit or Realized Tax Detriment attributable to such Limited Partner for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Partnership Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of United States state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis

Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for the Corporate Taxpayer and (B) have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the applicable Limited Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to the applicable Limited Partner schedules and work papers, as determined by the Corporate Taxpayer, providing reasonable detail regarding the preparation of the Schedule and (y) allow the applicable Limited Partner reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to the applicable Limited Partner a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to the applicable Limited Partner the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the actual Tax liability, as well as any other work papers as determined by the Corporate Taxpayer. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which a Limited Partner has received the applicable Schedule or amendment thereto unless such Limited Partner (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the applicable Limited Partner shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the applicable Limited Partner, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five calendar days after a Tax Benefit Schedule delivered to an applicable Limited Partner becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to such Limited Partner for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the applicable Limited Partner to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and the applicable Limited Partner. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments. Notwithstanding anything herein to the contrary, unless the parties agree otherwise in writing upon request by the applicable Limited Partner, in no event shall the aggregate Tax Benefit Payments in respect of any Exchange (other than amounts accounted for as interest under the Code) exceed              of the purchase price for the Partnership Units exchanged.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Partnership Units in Exchanges, unless otherwise required by law. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that the applicable Limited Partner shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to the Partnership Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1), (3), (4) and (5), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments. For the avoidance of doubt, to the extent the Corporate Taxpayer’s deduction with respect to the Basis Adjustment is limited in a particular Taxable Year or the Corporate Taxpayer lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular taxable year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for each applicable Limited Partner on a pro rata basis relative to the total amount of deductions with respect to the aggregate Basis Adjustments for all of the applicable Limited Partners.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) With the written approval of a majority of the Independent Directors, the Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the applicable Limited Partner and with respect to all of the Partnership Units held (or previously held and exchanged) by all Limited Partners at any time by paying to all of the applicable Limited Partners the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Limited Partners; and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, neither the applicable Limited Partners nor the Corporate Taxpayer shall have any further payment obligations under this Agreement in respect of such Limited Partner, other than for any (a) Tax Benefit Payment agreed to by the Corporate Taxpayer and the applicable Limited Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer exercises its termination rights under this Section 4.1(a), the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer and any Limited Partners as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporate

Taxpayer breaches this Agreement, the Limited Partners shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to the applicable Limited Partner notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for the applicable Limited Partner. The Early Termination Schedule shall become final and binding on all parties 30 calendar days from the first date on which the applicable Limited Partner has received such Schedule or amendment thereto unless the applicable Limited Partner (i) within 30 calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the applicable Limited Partner shall employ the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within three calendar days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to the applicable Limited Partner an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the applicable Limited Partner or as otherwise agreed by the Corporate Taxpayer and the applicable Limited Partner.

(b) “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to the applicable Limited Partner beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the applicable Limited Partner under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the applicable Limited Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and the Partnerships’ Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and the Partnerships, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the applicable Limited Partner of, and keep the applicable Limited Partner reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and the Partnerships by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the applicable Limited Partner under this Agreement, and shall provide to the applicable Limited Partner reasonable opportunity to provide information and other input to the Corporate Taxpayer, the Partnerships and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and the Partnerships shall not be required to take any action that is inconsistent with any provision of the Partnership Agreements.

Section 6.2 Consistency. The Corporate Taxpayer and the applicable Limited Partner agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.

Section 6.3 Cooperation. The applicable Limited Partner shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the applicable Limited Partner for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

[                                        ]

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Telephone:

Facsimile:

Attention: General Counsel

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

Attention: David S. Huntington, Esq.

If to the applicable Limited Partner, to:

The address and facsimile number set forth in the records of the Partnerships.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) A Limited Partner may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “Limited Partner” for all purposes of this Agreement and under the Partnership Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer, on behalf of itself and the Partnerships, and by Limited Partners who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Limited Partners hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Limited Partner pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Limited Partners will or may receive under this Agreement unless all such Limited Partners disproportionately affected consent in writing to such amendment; provided, further, that the definition of Change of Control cannot be amended without the written approval of a majority of the Independent Directors. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Limited Partner (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such Limited Partner for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Limited Partner of any such service of process, shall be deemed in every respect effective service of process upon such Limited Partner in any such action or proceeding.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the applicable Limited Partner are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 4.2 and 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized law firm, and unless the Corporate Taxpayer and the applicable Limited Partner agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the applicable Limited Partner or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the applicable Limited Partner shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the applicable Limited Partner’s position, in which case the Corporate Taxpayer shall reimburse the applicable Limited Partner for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the applicable Limited Partner shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and the applicable Limited Partner and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Limited Partner.

Section 7.11 Affiliated Corporations of Other Aveon Holdings General Partners; Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) The other Aveon Holdings General Partners shall provide that all provisions of this Agreement shall correspondingly apply, including the payment of Tax Benefit Payments by any corporation owned directly or indirectly in whole or in part, now or in the future, by other Aveon Holdings General Partners, with respect to any Realized Tax Benefit with respect to limited partner interests in other Aveon Holdings Partnerships, that are part of the Exchange and in which such corporation owns an interest, under the same terms and conditions as set forth in this Agreement, and the other Aveon Holdings General Partners shall cause such corporation to execute and deliver a joinder to this Agreement to such effect. If either (i) the Parent or any other Aveon Holdings General Partner elects to be treated as a corporation for tax purposes, or (ii) the Parent holds any other Aveon Holdings General Partner directly or indirectly through an entity that is treated as a corporation for tax purposes, then the provisions of this Agreement shall apply (w) to such other Aveon Holdings General Partner in the same manner as it applies to the Corporate Taxpayer and (x) to each partnership, limited partnership and limited liability company Controlled by any other Aveon Holdings General Partner as if each such entity were a Partnership; provided that, if any Partnership Units or limited partner interests in other Aveon Holdings Partnerships were Exchanged prior to an event described in clause (i) or (ii) above, then (y) such Exchange shall be treated for purposes of this Agreement as having occurred immediately after such event at the Market Value in existence at the time of such prior Exchange, and (z) the entity that is to be treated in the same manner as the Corporate Taxpayer shall be required to make the same Tax Benefit Payments pursuant to the terms of this Agreement that it would have been required to make had it been treated in the same manner as the Corporate Taxpayer on the date of such Exchange; provided, however, that such Tax Benefit Payments shall be payable only with respect to (I) Reference Assets that are still owned at the time of the event described in clause (i) or (ii) above, and (II) taxable years of such entity ending on or after the date of the event described in clause (i) or (ii) above.

(b) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(c) Notwithstanding any other provision of this Agreement, if Parent acquires one or more assets that, as of an Exchange Date, have not been contributed to the Corporate Taxpayer (other than Parent’s interests in the other Aveon Holdings General Partners) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to the Corporate Taxpayer on a pro rata basis on the date such assets were first acquired by Parent; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(c), (i) such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to the Corporate Taxpayer in a transaction described in Section 351 of the Code, and (ii) the Corporate Taxpayer shall be deemed to have contributed all such assets to the Partnerships, in each case on the date on which the Parent acquired stock of such corporation.

(d) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for United States income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality. Each Limited Partner and each of its assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer or any Person included within the Parent and their respective Affiliates and successors and the other Limited Partners, including, without limitation, the identity of the beneficial holders of interests in any fund or account managed by the Parent or any of its Subsidiaries, confidential information concerning the Parent, any Person included within the Parent and their respective Affiliates and successors, the other Limited Partners and any fund, account or investment managed by any Person included within the Parent, including marketing, investment, performance data, fund management, credit and financial information, and other business affairs of the Corporate Taxpayer, any Person included within the Parent and their respective Affiliates and successors, the other Limited Partners and any fund, account or investment managed directly or indirectly by any Person included within the Corporate Taxpayer learned by the Limited Partner heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of such Limited Partner in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Limited Partner to prepare and file his or her or its Tax Returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Limited Partner and each of its assignees (and each employee, representative or other agent of such Limited Partner or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer, any Partnership, the Limited Partners and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Limited Partners relating to such tax treatment and tax structure.

If a Limited Partner or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the other Limited Partners and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law.

(a) Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Limited Partner reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Limited Partner upon an Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to the Limited Partner (a “Change in Tax Law”), then at the election of such Limited Partner and to the extent specified by such Limited Partner, this Agreement (i) shall cease to have further effect, (ii) shall not apply to an Exchange occurring after a date specified by such Limited Partner, or (iii) shall otherwise be amended in a manner determined by such Limited Partner provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment (assuming that no payment is due under Section 7.13(b)).

(b) If a Limited Partner delivers to the Corporate Taxpayer a notice of acceleration accompanied by an opinion of a Qualified Tax Advisor to the effect that based upon such Change in Tax Law (taking into account any applicable administrative pronouncements or rulings, formal or informal Congressional actions or statements, or otherwise) (i) the existence of this Agreement will more likely than not cause income (other than income arising from receipt of a payment under this Agreement) recognized by any of the Limited Partner upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to such Limited Partner, and (ii) substantially all of such income described in Section 7.13(b)(i) above would be more likely than not taxable at capital gain rates or such other material adverse tax consequences would be avoided as a result of making the election described in this Section 7.13(b), then such Limited Partner may elect to cause the Corporate Taxpayer to make a lump sum payment in lieu of the Tax Benefit Payments otherwise provided in this Agreement in accordance with the procedures described in Article IV, in an amount equal to the sum of the present values of all such Tax Benefits Payments, substituting in each case “70%” for “85%” in the calculation of Net Tax Benefit, discounted at the Early Termination Rate as of the effective date specified in the notice of acceleration, and assuming the Valuation Assumptions (1) through (5) are applied; provided, that no amount shall be payable under this Section 7.13(b)

unless, with respect to at least 50% of the Partnership Units held by such Limited Partner at the time of execution of this Agreement, all rights to payments under this Agreement shall have been terminated pursuant to Section 7.13(a) (and for the avoidance of doubt, no payments pursuant to this Section 7.13(b) shall be made in respect of such Partnership Units); provided, further, that if such payment would be due on or after the effective date of the applicable Change in Tax Law, at the election of an applicable Limited Partner, such payment shall to the extent reasonably practicable instead be made no later than the date prior to the effective date of the applicable Change in Tax Law (using the best available estimates and information at such time).

(c) The Corporate Taxpayer shall have the right to satisfy its obligation to make a lump sum payment under Section 7.13(b) by issuing a subordinated debt instrument of the Corporate Taxpayer, with a maturity date seven years after issuance, with interest payment required to be made quarterly, and bearing interest at a rate equal to the lesser of (i) 6% per annum and (ii) LIBOR plus 200 basis points.

Section 7.14 Partnership Agreement. This Agreement shall be treated as part of the partnership agreement of each Partnership as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.15 Partnerships. The Corporate Taxpayer hereby agrees that, to the extent it acquires a general partner interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement and become a “Partnership” for all purposes of this Agreement.

Section 7.16 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the Corporate Taxpayer and each Limited Partner have duly executed this Agreement as of the date first written above.

AVEON HOLDINGS I GP INC.

By:
Name:
Title:

AVEON HOLDINGS I L.P.,

By:	Aveon Holdings I GP Inc., its General Partner

By:
Name:
Title:

By:
Name:
Title:

LIMITED PARTNERS FOUNDING INVESTORS, LLC

By:
Name:
Title:

By:
Name:

Signature Page to Tax Receivable Agreement